Exhibit 5.2

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Century City	Orange County
January 13, 2016	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Apricus Bioscience, Inc.

11975 El Camino Real, Suite 300

San Diego, CA 92130

Re:	Apricus Biosciences, Inc. Offering of Common Stock and Warrants

Ladies and Gentlemen:

We have acted as special counsel to Apricus Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the sale to the purchasers (the “Purchasers”) of (i) 11,363,640 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) and (ii) warrants to purchase up to 5,681,818 shares of Common Stock (the “Warrants”), pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange

Commission (the “Commission”) on August 12, 2014 (Registration No. 333-198066) (as so filed and as amended, the “Registration Statement”), (ii) a base prospectus, dated August 25, 2014 (the “Base Prospectus”), (iii) a prospectus supplement, dated January 12, 2016, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) and (iv) the subscription agreements, each dated as of January 12, 2016, between the Purchasers and the Company (the “Subscription Agreements”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrants have been duly executed, authenticated, issued and delivered against payment therefor in the circumstances contemplated by the Subscription Agreements (assuming the due authorization, execution and delivery of the Warrants by the Company, and assuming the securities

January 13, 2016

issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action), the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

We bring your attention to the fact that Latham & Watkins LLP attorneys rendering services in connection with the offering own certain securities of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated January 13, 2016 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP